Exhibit 11a
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Statement re computation of earnings per share.






























                               EXHIBIT 11(a)

                              GROSSMAN'S INC.

                     COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share data)


                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                               --------------------
                                                 1995        1994
                                                 ----        ----
Net loss for primary and fully
  diluted earnings per share                   $(10,672)    $(7,827)
                                               =========    ========

Weighted average number of shares
  outstanding                                    25,782      25,725

Net effect of dilutive stock options                 -           -


Total weighted average shares
  outstanding and common stock
  equivalents used in primary
  calculation of earnings per share              25,782      25,725

Additional dilution from stock
  options                                            -           -


Total weighted average shares
  outstanding and common stock
  equivalents used in fully diluted
  calculation of earnings per share              25,782      25,725
                                               =========    ========


Primary loss per share                         $ (0.41)     $(0.30)
                                               =========    ========

Fully diluted loss per share                   $ (0.41)     $(0.30)
                                               =========    ========

